EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2025 Results
•Declared quarterly distribution of $0.4714 per unit; 43rd consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the first quarter of 2025 of $4.9 million, or $0.14 per limited partner unit, which was below first quarter 2024 net income of $14.8 million. Cash flows from operating activities in the first quarter of 2025 were $45.8 million, a decrease of $58.8 million compared to first quarter 2024 cash flows from operating activities of $104.6 million, due to lower production and sales volume as the result of the planned Petro 1 turnaround. For the three months ended March 31, 2025, MLP distributable cash flow was $4.7 million, a decrease of $12.2 million compared to first quarter 2024 MLP distributable cash flow of $16.9 million. The decrease in MLP distributable cash flow and associated trailing twelve-month coverage ratio was primarily due to lower production and sales volume and higher maintenance capital expenditures as a result of the planned Petro 1 turnaround.
Compared to the fourth quarter of 2024, first quarter 2025 net income attributable to the Partnership of $4.9 million decreased by $10.1 million, which was in line with our expectation considering the impact of the planned Petro 1 turnaround. First quarter 2025 cash flows from operating activities of $45.8 million decreased by $86.7 million compared to fourth quarter 2024 cash flows from operating activities of $132.5 million due to the Petro 1 turnaround. First quarter 2025 MLP distributable cash flow of $4.7 million decreased by $10.3 million compared to fourth quarter 2024 MLP distributable cash flow of $15.0 million, due to lower production and sales volume and higher maintenance capital expenditures as a result of the planned Petro 1 turnaround.
"As expected, our first quarter of 2025 distributable cash flow and associated coverage ratio were negatively impacted by the planned turnaround at our Petro 1 ethylene facility in Lake Charles, Louisiana. The turnaround began at the end of January, as expected, and extended into early April. Importantly, Petro 1 returned to full operating rates last month and has been operating well ever since," said Jean-Marc Gilson, President and Chief Executive Officer. "I would like to thank all of our employees at Petro 1 who contributed to the successful turnaround and the solid operational track record of Petro 1 since its previous turnaround over 8 years ago. The achievement to go over 8 years between turnarounds is a significant milestone and highlights our strong operating and manufacturing culture. With the Petro 1 turnaround behind us, and no further turnarounds planned for several years, we expect our distributable cash flow and coverage ratio to return to our strong historical levels in coming quarters."
On April 30, 2025, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2025 of $0.4714 per common unit to be payable on May 29, 2025 to unitholders of record as of May 13, 2025, representing the 43rd consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage that was 0.82x the declared distributions for the first quarter of 2025, which was below the trailing twelve-month coverage ratio of 1.01x at the end of the fourth quarter of 2024 due to the planned Petro 1 turnaround. Since our IPO in July of 2014 our cumulative coverage ratio is approximately 1.06x.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to timing of future turnarounds, results of our completed Petro 1 turnaround on future distributable cash flow and coverage ratio, our outlook for third-party ethylene margins, our expectations regarding feedstock and energy costs, our expectations regarding future interest rates, the ability to deliver value, returns, predictable cash flows and distributions to unitholders, the expectation that strong distributions will continue, and the nature of the sales agreement with Westlake, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, pandemic infectious diseases and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC in March 2025.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow, coverage ratio and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2025 results will be held Friday, May 2nd, 2025 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register-conf.media-server.com/register/BIad7a525913764db1947af294b63227bb. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/4889g59e and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2025	2024

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$190,781	$235,209
Net co-products, ethylene and other sales—third parties	46,848	49,464
Total net sales	237,629	284,673
Cost of sales	183,548	182,493
Gross profit	54,081	102,180
Selling, general and administrative expenses	7,474	7,077
Income from operations	46,607	95,103
Other income (expense)
Interest expense—Westlake	(5,537)	(6,581)
Other income, net	1,346	1,334
Income before income taxes	42,416	89,856
Provision for income taxes	107	210
Net income	42,309	89,646
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	37,361	74,813
Net income attributable to Westlake Partners	$4,948	$14,833

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.14	$0.42

Distributions declared per unit	$0.4714	$0.4714

MLP distributable cash flow	$4,714	$16,892

Distributions declared
Limited partner units—publicly and privately held	$9,954	$9,950
Limited partner units—Westlake	6,657	6,657
Total distributions declared	$16,611	$16,607
EBITDA	$75,021	$124,431

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2025	December 31, 2024

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$49,624	$58,316
Receivable under the Investment Management Agreement—Westlake	104,529	134,557
Accounts receivable, net—Westlake	55,051	31,975
Accounts receivable, net—third parties	13,013	11,576
Inventories	2,733	4,058
Prepaid expenses and other current assets	201	444
Total current assets	225,151	240,926
Property, plant and equipment, net	903,497	903,588
Other assets, net	242,704	143,442
Total assets	$1,371,352	$1,287,956

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$164,822	$55,372
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	3,750	3,596
Total liabilities	568,246	458,642
Common unitholders—publicly and privately held	464,339	471,328
Common unitholder—Westlake	42,699	47,373
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	264,466	276,129
Noncontrolling interest in OpCo	538,640	553,185
Total equity	803,106	829,314
Total liabilities and equity	$1,371,352	$1,287,956
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2025	2024

	(In thousands of dollars)
Cash flows from operating activities
Net income	$42,309	$89,646
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,068	27,994
Net loss on disposition and other	240	527
Other balance sheet changes	(23,836)	(13,602)
Net cash provided by operating activities	45,781	104,565
Cash flows from investing activities
Additions to property, plant and equipment	(15,956)	(9,773)
Maturities of investments with Westlake under the Investment Management Agreement	30,000	—
Net cash provided by (used for) investing activities	14,044	(9,773)
Cash flows from financing activities
Proceeds from debt payable to Westlake	54,000	54,000
Repayment of debt payable to Westlake	(54,000)	(54,000)
Distributions to noncontrolling interest retained in OpCo by Westlake	(51,906)	(81,044)
Distributions to unitholders	(16,611)	(16,607)
Net cash used for financing activities	(68,517)	(97,651)
Net decrease in cash and cash equivalents	(8,692)	(2,859)
Cash and cash equivalents at beginning of period	58,316	58,619
Cash and cash equivalents at end of period	$49,624	$55,760

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024

	(In thousands of dollars)
Net cash provided by operating activities	$132,469	$45,781	$104,565
Changes in operating assets and liabilities and other	(45,082)	(3,472)	(14,919)
Net income	87,387	42,309	89,646
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,582	27,171	28,265
Less:
Contribution to turnaround reserves	(11,829)	(7,622)	(11,476)
Maintenance capital expenditures	(15,923)	(20,577)	(7,749)
Distributable cash flow attributable to noncontrolling interest in OpCo	(72,259)	(36,567)	(81,794)
MLP distributable cash flow	$14,958	$4,714	$16,892

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024

	(In thousands of dollars)
Net cash provided by operating activities	$132,469	$45,781	$104,565
Changes in operating assets and liabilities and other	(45,082)	(3,472)	(14,919)
Net income	87,387	42,309	89,646
Less:
Other income, net	1,335	1,346	1,334
Interest expense—Westlake	(5,771)	(5,537)	(6,581)
Provision for income taxes	(202)	(107)	(210)
Income from operations	92,025	46,607	95,103
Add:
Depreciation and amortization	27,478	27,068	27,994
Other income, net	1,335	1,346	1,334
EBITDA	$120,838	$75,021	$124,431